Exhibit 10.6

AMENDMENT

TO THE

BANK OF THE OZARKS, INC.

2009 RESTRICTED STOCK PLAN

A. Bank of the Ozarks, Inc., an Arkansas corporation (the “Corporation”) adopted the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan (the “Plan”) in 2009 to attract and retain the best available talent, to encourage the highest level of performance by executive officers and key employees, and to provide such officers and employees with incentives to put forth maximum effort for the success of the Corporation’s business and to serve the best interests of the Corporation’s shareholders.

B. The Plan reserved for issuance to participants a total of 200,000 shares of Common Stock, $.01 par value (“Common Stock”).

C. On July 19, 2011, the Board of Directors of the Corporation authorized a 100% stock dividend on the Common Stock of the Corporation, to be effected in the form of a 2-for-1stock split (“Stock Split”). Effective August 16, 2011, the Plan was amended to proportionately adjust the number of shares available for issuance under the Plan after giving effect to the Stock Split, thus raising the number of available shares to 400,000.

D. On August 21, 2012, the Board of Directors of the Company approved an amendment to the Plan to make certain technical corrections regarding the method of tax withholding available to recipients of restricted stock under the Plan.

E. On April 15, 2013, the Shareholders approved an increase in the maximum number of shares of Common Stock that can be issued as restricted stock or denominated as restricted stock units under the Plan to 800,000 shares.

AMENDMENT

Effective April 15, 2013, the Plan is hereby amended as set forth below:

1. Section 5.1 of the Plan is deleted in its entirety and is replaced with the following Section 5.1:

“Section 5.1 Available Shares. Shares hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares, including shares purchased by the Company for purposes of the Plan. The certificates for Common Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Agreement or as the Committee may otherwise deem appropriate. Subject to adjustment pursuant to Section 5.3, the maximum number of shares of Common Stock that may be issued under the Plan as a result of all Grants is Eight Hundred Thousand (800,000) shares.”

2. In all other respects, the Plan shall remain in effect and following execution of this Amendment, the Plan shall be restated with the above changes incorporated therein.

The Company has adopted this Amendment effective April 15, 2013.